Exhibit 99.1

Stock Yards Bancorp's Second Quarter 2017 Net Income Increases 5% to $10.6 Million

Diluted Earnings Per Share Increases 2% to $0.46

LOUISVILLE, Ky.--(BUSINESS WIRE)--July 26, 2017--Stock Yards Bancorp, Inc. (NASDAQ: SYBT), parent company of Stock Yards Bank & Trust Company, with offices in the Louisville, Indianapolis and Cincinnati metropolitan markets, today reported results for the second quarter ended June 30, 2017, with net income increasing 5% to $10.6 million or $0.46 per diluted share from $10.1 million or $0.45 per diluted share for the second quarter of 2016. Net income for the six months ended June 30, 2017, increased 7% to $21.4 million or $0.92 per diluted share from $19.9 million or $0.88 per diluted share.

The Company's performance for the second quarter of 2017 reflected several positive factors, including:

  The continued positive effect of solid loan growth over the past 12 months, which has increased the Company's loan portfolio more than 6% year over year;
  Credit quality that remains at historically strong levels;
  Significant growth in fee income, driven by the Wealth Management and Trust Group; and
  Solid returns on average assets and equity.

The following is a summary of the Company's reported results:

	Three Months Ended June 30,			Six Months Ended June 30,
	2017	2016	Change	2017	2016	Change
Net income	$10,602,000	$10,109,000	5%	$21,393,000	$19,944,000	7%
Net income per share, diluted	$0.46	$0.45	2%	$0.92	$0.88	5%
Return on average equity	13.12%	13.53%		13.45%	13.52%
Return on average assets	1.42%	1.42%		1.44%	1.41%

"We are pleased to report another solid performance by the Company for the second quarter, highlighted by growth in our loan portfolio, the continuation of solid credit quality metrics, and ongoing market penetration by wealth management and trust," said David P. Heintzman, Chairman and Chief Executive Officer. "While we are gratified to see a continued strengthening in our business generally and a rebound in our loan portfolio compared with a first quarter decline, we had anticipated even greater loan growth in the first half based on the strength of our loan pipeline and the high loan production levels we have sustained. Additionally, the expected benefit of a March prime rate increase was countered by higher deposit rates on certain accounts and the effects of liquidity and a flattening of the yield curve during the second quarter, which pressured net interest margin for the period. Still, we remain confident in the long-term growth prospects ahead for the Company and continue to expect an improved performance in the second half of the year."

The pace of loan production remained strong in the second quarter, tracking the Company's three-year average, Heintzman said. Each market contributed to Stock Yards Bancorp's increasing pipeline, but particularly the Company's largest market – Louisville. Loan production in the Company's core lines of business – notably commercial and industrial – continues to grow steadily and recent prime rate increases have not affected loan demand. However, several factors have restrained the more robust loan growth the Company expected for the second quarter, including significant loan principal repayments primarily related to commercial construction projects, where maturing loans were not replaced with permanent financing, and from commercial real estate borrowers who sold collateral or their business. These transitions did not result in a loss of customers, since they normally have other significant relationships with the Bank, but these events nonetheless temporarily subdue net loan growth. Also, business owners seem to be taking a more cautious stance given mounting uncertainty around important legislation and changes to the regulatory environment now under consideration in Washington and how the resulting changes might affect the overall direction of the economy. Despite these headwinds, and considering the strength of the Company's loan pipeline, management anticipates increasing momentum in net loan growth during the second half of the year, resulting in an overall mid-single digit percentage increase in the loan portfolio for the year.

Heintzman also noted that the Company's fee-based income continued to make a significant contribution to the Company's results for the second quarter. For the quarter, fee-based income increased to 31.5% of total revenue from 29.8% in the first quarter of 2017 and 30.8% in the year-earlier quarter. Again, wealth management and trust, accounting for nearly half of the Company's fee-based income, contributed most significantly to the increase in fee income for the quarter versus the year-earlier quarter. With approximately $2.64 billion of assets under management, its growth reflected primarily the addition of new customer relationships along with stock market gains during the quarter.

"Looking ahead to the second half of 2017, we are excited about the opportunities we see before us," Heintzman said in concluding. "We remain confident in our ability to again deliver a solid performance for the year, chiefly due to the attractive loan pipeline we have in place, our continued strength in key lending sectors that are vital to the Louisville economy, and the city's growing prominence among national developers that increasingly consider our area for new projects. Anticipated and ongoing growth of fee income also factors into our outlook, especially with respect to wealth management and trust, which diversifies our sources of income and differentiates Stock Yards Bank and Trust from most other community banks. While net interest margin may remain pressured going forward, we believe the Company's strategic positioning across its markets will allow Stock Yards Bank & Trust to maintain its position as one of the nation's high-performing community banks."

Total assets increased $217 million or 7% at June 30, 2017, to $3.13 billion from $2.91 billion at June 30, 2016. Ongoing growth in the Company's loan portfolio primarily accounted for this increase, as the portfolio rose $134 million or 6% to $2.31 billion at June 30, 2017, from $2.18 billion at June 30, 2016. Increasing deposit balances continue to provide substantial support for the Company's balance sheet growth; total deposits advanced $129 million or 5% to $2.48 billion at June 30, 2017, from $2.35 billion at June 30, 2016, reflecting growth from both existing and new customers and across most account categories, including non-interest bearing accounts. Core deposits, which exclude brokered deposits and time deposits greater than $250,000, held steady at 99% of total deposits as of June 30, 2017.

Stock Yards Bancorp remained "well capitalized" in the second quarter of 2017– the highest capital rating for financial institutions. The Company's tangible common equity ratio as of June 30, 2017, was 10.38% (tangible common equity is a non-GAAP financial measure; see reconciliation of total stockholders' equity to tangible common equity and total assets to tangible assets later in this release).

With this capital strength, Stock Yards Bancorp continues to pursue strategies to enhance stockholder value, including a substantial and sustained dividend payout ratio. In May 2017, Stock Yards Bancorp's Board of Directors reinforced the Company's interest in growing stockholder value by increasing the quarterly cash dividend 5% to $0.20 per common share. Since the beginning of 2012, the Company has raised its quarterly dividend rate a total of 10 times, including two increases in each of the past three years, resulting in a cumulative increase of 58%. Meanwhile, the Company has maintained financial flexibility to pursue strategic expansion and acquisition opportunities that may arise. Management believes Stock Yards Bancorp's stockholders appreciate this capital strength for the stability and potential for expansion it provides and, at the same time, welcome the consistently strong returns the Company produces.

Net interest income – the Company's largest source of revenue – increased approximately $1.3 million or 5% to $25.2 million in the second quarter of 2017 from $24.0 million in the prior-year quarter. The increase reflected ongoing growth in the Company's loan portfolio and higher interest rates on earning assets, net of the impact of a recent rise in funding costs, primarily in the form of higher deposit rates. Net interest income increased $3.0 million or 6% to $50.4 million in the first half of 2017 from $47.4 million in the prior-year period.

On a sequential-quarter basis, net interest income increased $73 thousand from the first quarter of 2017, while net interest margin (on a fully tax-equivalent basis) was 3.60% compared with 3.63% in the first quarter of 2017 and 3.59% in the second quarter of 2016. Despite the Federal Open Market Committee's action to raise the federal funds target rate in March, which increased the prime lending rate to 4%, the Company acted proactively to pass on a significant portion of the resulting increase in interest income to retail deposit customers in the form of higher savings and money market rates. These account holders have not seen an increase in their rates in nearly 10 years. The Company's normalized or core net interest margin (core net interest margin is a non-GAAP financial measure; see reconciliation of net interest margin to core interest margin later in this release) was 3.62% for the second quarter of 2017, down two basis points from the first quarter of 2017 and up two basis points versus the second quarter of 2016. The primary reasons for the pressure on net interest margin was an unexpected flattening of the yield curve over the past several months and heightened competition on pricing. Excess liquidity also continues to affect net interest margin; however, those deposit relationships remain profitable.

The 25 basis point rate hike approved on June 15 occurred too late to benefit second quarter net interest margin. Increasing the prime rate to 4.25%, it did allow virtually all of the variable rate loans in the Company's portfolio to break through any remaining rate floors. Accordingly, these loans will enhance net interest margin going forward, to the extent not offset generally by the current flat yield curve. Approximately 61% of the Company's loans are priced at fixed rates, so recent and future rate increases will not benefit the Company appreciably with respect to this part of the portfolio until existing fixed-rate loans renew and new fixed-rate loans originate at higher rates. Future increases in interest rate levels also could put additional upward pressure on deposit costs.

The Company's solid asset quality metrics, which have trended within a narrow range over the past several years, remained at historically strong levels for the second quarter of 2017. Non-performing loans (NPLs) totaled $6.1 million or 0.26% of total loans outstanding at June 30, 2017, versus $6.1 million or 0.27% of total loans outstanding at March 31, 2017, and $6.4 million or 0.29% of total loans outstanding at June 30, 2016. Similarly, non-performing assets, which include NPLs along with other real estate owned and repossessed assets (OREO), were $9.3 million or 0.30% of total assets at June 30, 2017, down from $10.1 million or 0.33% of total assets at March 31, 2017, and $11.5 million or 0.40% of total assets at June 30, 2016. A net recovery of charge-offs in the second quarter of 2017 totaled $34 thousand versus net charge-offs of $426 thousand in the first quarter of 2017 and $60 thousand in the second quarter of 2016. While the Company is very pleased with these strong asset quality metrics, management recognizes the cyclic nature of banking and believes these metrics will normalize over the long term.

Reflecting a number of factors, including loan growth and qualitative considerations, the Company recorded a loan loss provision of $600 thousand during the second quarter of 2017 compared with $900 thousand in the first quarter of 2017 and $750 thousand in the second quarter of 2016. The provision for the second quarter of 2017 took into account both the generally favorable trend in most asset quality statistics, offset somewhat by a slight increase in the level of classified loans and a potential exposure for one group of classified loans noted during the Company's quarterly review. As a result, the Company's allowance for loan losses remained adequate in management's view at 1.09% of total loans as of June 30, 2017, versus 1.08% at March 31, 2017, and 1.06% at June 30, 2016.

Total non-interest income in the second quarter of 2017 increased $897 thousand or 8% to $11.7 million from $10.8 million in the prior-year quarter. This increase reflected primarily higher income from various sources, including wealth management and trust, bank-owned life insurance, which included a death benefit of $348 thousand, and increased service charges related to both deposit accounts and treasury and cash management services. These increases were offset partially by a decline in gains on sales of mortgage loans held for sale as the market for home refinancing continues to slow and the inventory of homes for sale tightens. Total non-interest income for the six months ended June 30, 2017, increased $1.6 million or 8% to $22.5 million from $20.9 million in the prior-year period, reflecting trends similar to those noted for the second quarter.

Total non-interest expense for the second quarter of 2017 increased approximately $1.2 million or 6% to $21.3 million from $20.2 million in the prior-year quarter. The increase primarily reflected the impact of personnel added to support growth and operations and, to a lesser extent, health insurance costs under the Company's self-insured plan. Additionally, the amortization of investments in tax-credit partnerships was lower compared with the year-earlier quarter; the timing of these investments can cause the expense and corresponding tax benefits to vary widely. For the six months ended June 30, 2017, total non-interest expense increased $2.8 million or 7% to $42.5 million from $39.7 million for the same period last year, largely reflecting the same trends noted for the quarter.

Louisville, Kentucky-based Stock Yards Bancorp, Inc., with $3.1 billion in assets, was incorporated in 1988 as a bank holding company. It is the parent company of Stock Yards Bank & Trust Company, which was established in 1904. The Company's common shares trade on the NASDAQ Global Select Market under the symbol SYBT.

The following table provides a reconciliation of total stockholders' equity, in accordance with US GAAP, to tangible common equity, which is a non-GAAP financial measure. The Company provides the tangible common equity ratio, in addition to those defined by banking regulators, because of its widespread use by investors as a means to evaluate capital adequacy.

Tangible Common Equity Ratio (Dollars in thousands)

	June 30, 2017	March 31, 2017	June 30, 2016
Total stockholders' equity (a)	$326,500	$319,687	$305,051
Less goodwill	(682)	(682)	(682)
Less core deposit intangible	(1,313)	(1,358)	(1,500)
Tangible common equity (c)	$324,505	$317,647	$302,869

Total assets (b)	$3,126,762	$3,033,343	$2,909,519
Less goodwill	(682)	(682)	(682)
Less core deposit intangible	(1,313)	(1,358)	(1,500)
Tangible assets (d)	$3,124,767	$3,031,303	$2,907,337

Total stockholders' equity to total assets (a/b)	10.44%	10.54%	10.48%
Tangible common equity ratio (c/d)	10.38%	10.48%	10.42%

The following table provides a reconciliation of net interest margin in accordance with US GAAP to core net interest margin, which is a non-GAAP financial measure. Core net interest margin excludes the effects of prepayment penalty income from borrowers and excess liquidity, which the Company defines as the combined amount of federal funds sold and short-term securities available for sale, typically maturing in one week or less, in excess of $60 million. The Company provides this information to illustrate sequentially the trend in quarterly net interest margin to show the impact of those items on net interest margin.

Reconciliation of Net Interest Margin to Core Interest Margin

	June 30, 2017	March 31, 2017	Dec. 31, 2016	Sept. 30, 2016	June 30, 2016
Net interest margin	3.60%	3.63%	3.56%	3.65%	3.59%
Prepayment penalties / late charges	(0.03)	(0.02)	(0.02)	(0.07)	(0.02)
Excess liquidity	0.05	0.03	0.06	0.01	0.03
Core net interest margin	3.62%	3.64%	3.60%	3.59%	3.60%

This report contains forward-looking statements under the Private Securities Litigation Reform Act that involve risks and uncertainties. Although the Company's management believes the assumptions underlying the forward-looking statements contained herein are reasonable, any of these assumptions could be inaccurate. Therefore, there can be no assurance the forward-looking statements included herein will prove to be accurate. Factors that could cause actual results to differ from those discussed in forward-looking statements include, but are not limited to: economic conditions both generally and more specifically in the markets in which the Company and its subsidiaries operate; competition for the Company's customers from other providers of financial services; government legislation and regulation, which change from time to time and over which the Company has no control; changes in interest rates; material unforeseen changes in liquidity, results of operations, or financial condition of the Company's customers; and other risks detailed in the Company's filings with the Securities and Exchange Commission, all of which are difficult to predict and many of which are beyond the control of the Company. See Risk Factors outlined in the Company's Form 10-K for the year ended December 31, 2016.

Stock Yards Bancorp, Inc. Financial Information (unaudited)
Second Quarter 2017 Earnings Release
(In thousands unless otherwise noted)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Income Statement Data
Net interest income, fully tax equivalent (1)	$25,434	$24,165	$50,816	$47,853
Interest income:
Loans	$24,351	$22,563	$48,411	$44,556
Federal funds sold	276	111	410	300
Mortgage loans held for sale	53	59	97	119
Securities	2,333	2,429	4,728	4,887
Total interest income	27,013	25,162	53,646	49,862
Interest expense:
Deposits	1,481	979	2,644	1,975
Federal funds purchased and short-term borrowings	29	23	48	38
Securities sold under agreements to repurchase	32	29	67	62
Federal Home Loan Bank (FHLB) advances	239	181	471	368
Total interest expense	1,781	1,212	3,230	2,443
Net interest income	25,232	23,950	50,416	47,419
Provision for loan losses	600	750	1,500	1,250
Net interest income after provision for loan losses	24,632	23,200	48,916	46,169
Non-interest income:
Wealth management and trust services	5,153	4,807	10,247	9,419
Service charges on deposit accounts	2,439	2,262	4,846	4,408
Bankcard transaction	1,514	1,433	2,920	2,743
Mortgage banking	897	1,030	1,599	1,824
Securities brokerage	494	538	1,033	981
Bank owned life insurance	556	220	760	441
Other non-interest income	622	488	1,067	1,044
Total non-interest income	11,675	10,778	22,472	20,860
Non-interest expense:
Salaries and employee benefits	12,849	11,971	26,261	24,166
Net occupancy	1,514	1,546	3,144	3,070
Data processing	2,121	1,881	3,989	3,425
Furniture and equipment	268	291	545	576
FDIC insurance	244	351	474	679
Amortization of investment in tax credit partnerships	615	1,016	1,231	2,031
Other non-interest expenses	3,735	3,137	6,850	5,786
Total non-interest expense	21,346	20,193	42,494	39,733
Net income before income tax expense	14,961	13,785	28,894	27,296
Income tax expense	4,359	3,676	7,501	7,352
Net income	$10,602	$10,109	$21,393	$19,944

Weighted average shares - basic	22,783	22,336	22,788	22,295
Weighted average shares - diluted	23,241	22,704	23,271	22,658

Net income per share, basic	$0.47	$0.45	$0.94	$0.89
Net income per share, diluted	0.46	0.45	0.92	0.88
Cash dividend declared per share	0.20	0.18	0.39	0.35

Balance Sheet Data (at period end)
Total loans			$2,309,668	$2,175,551
Allowance for loan losses			25,115	23,141
Total assets			3,126,762	2,909,519
Non-interest bearing deposits			696,085	637,812
Interest bearing deposits			1,782,461	1,712,136
Federal Home Loan Bank advances			50,433	43,002
Stockholders' equity			326,500	305,051
Total shares outstanding			22,662	22,510
Book value per share			14.41	13.55
Market value per share			38.90	28.23

Stock Yards Bancorp, Inc. Financial Information (unaudited)
Second Quarter 2017 Earnings Release

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Average Balance Sheet Data
Average federal funds sold	$105,786	$85,914	$85,657	$114,797
Average mortgage loans held for sale	4,505	5,432	3,729	4,840
Average securities available for sale	454,834	475,275	470,435	479,203
Average FHLB stock and other securities	6,376	6,347	6,361	6,347
Average loans	2,280,122	2,142,530	2,286,795	2,092,990
Average earning assets	2,830,211	2,705,358	2,834,328	2,689,600
Average assets	2,994,209	2,858,624	2,996,567	2,838,345
Average interest bearing deposits	1,812,290	1,736,478	1,829,339	1,757,413
Average total deposits	2,496,256	2,400,547	2,501,538	2,385,682
Average securities sold under agreement
to repurchase	60,336	53,514	64,379	56,193
Average federal funds purchased and
other short term borrowings	18,451	28,152	17,046	25,804
Average Federal Home Loan Bank advances	50,543	43,081	50,704	43,198
Average interest bearing liabilities	1,941,620	1,861,225	1,961,468	1,882,608
Average stockholders' equity	324,014	300,553	320,866	296,547

Performance Ratios
Annualized return on average assets	1.42%	1.42%	1.44%	1.41%
Annualized return on average equity	13.12%	13.53%	13.45%	13.52%
Net interest margin, fully tax equivalent	3.60%	3.59%	3.62%	3.58%
Non-interest income to total revenue, fully tax equivalent	31.46%	30.84%	30.66%	30.36%
Efficiency ratio (2)	57.52%	57.79%	57.98%	57.82%

Capital Ratios
Average stockholders' equity to average assets	10.82%	10.51%	10.71%	10.45%
Common equity tier 1 capital			12.51%	12.06%
Tier 1 risk-based capital			12.51%	12.06%
Total risk-based capital			13.49%	13.01%
Leverage			10.88%	10.46%

Loans by Type
Commercial and industrial			$749,036	$721,956
Construction and development			196,619	156,371
Real estate mortgage - commercial investment			547,196	488,187
Real estate mortgage - owner occupied commercial			408,558	418,113
Real estate mortgage - 1-4 family residential			255,939	240,770
Home equity - first lien			52,560	52,360
Home equity - junior lien			65,344	65,999
Consumer			34,416	31,795
Total loans			$2,309,668	$2,175,551

Asset Quality Data
Allowance for loan losses to total loans			1.09%	1.06%
Allowance for loan losses to average loans			1.10%	1.11%
Allowance for loan losses to non-performing loans			411.25%	361.58%
Nonaccrual loans			$4,913	$4,970
Troubled debt restructuring			963	1,020
Loans - 90 days past due & still accruing			231	410
Total non-performing loans			6,107	6,400
OREO and repossessed assets			3,185	5,093
Total non-performing assets			$9,292	$11,493
Non-performing loans to total loans			0.26%	0.29%
Non-performing assets to total assets			0.30%	0.40%
Net charge-offs to average loans (3)	0.00%	0.00%	0.02%	0.03%
Net charge-offs	$(34)	$60	$392	$550

Stock Yards Bancorp, Inc. Financial Information (unaudited)
Second Quarter 2017 Earnings Release

	Five Quarter Comparison
	6/30/17	3/31/17	12/31/16	9/30/16	6/30/16
Income Statement Data
Net interest income, fully tax equivalent (1)	$25,434	$25,382	$25,272	$24,963	$24,165
Net interest income	$25,232	$25,184	$25,075	$24,760	$23,950
Provision for loan losses	600	900	500	1,250	750
Net interest income after provision for loan losses	24,632	24,284	24,575	23,510	23,200
Wealth management and trust services	5,153	5,094	4,936	4,800	4,807
Service charges on deposit accounts	2,439	2,407	2,519	2,544	2,262
Bankcard transaction	1,514	1,406	1,457	1,455	1,433
Mortgage banking	897	702	1,001	1,072	1,030
Securities brokerage	494	539	606	558	538
Bank owned life insurance	556	204	214	216	220
Other non-interest income	622	445	586	713	488
Total non-interest income	11,675	10,797	11,319	11,358	10,778
Salaries and employee benefits	12,849	13,412	12,971	12,048	11,971
Net occupancy	1,514	1,630	1,563	1,646	1,546
Data processing	2,121	1,868	1,901	1,747	1,881
Furniture and equipment	268	277	290	277	291
FDIC Insurance	244	230	146	356	351
Amortization of investment in tax credit partnerships	615	616	1,412	1,015	1,016
Other non-interest expenses	3,735	3,115	2,986	3,429	3,137
Total non-interest expense	21,346	21,148	21,269	20,518	20,193
Net income before income tax expense	14,961	13,933	14,625	14,350	13,785
Income tax expense	4,359	3,142	4,009	3,883	3,676
Net income	$10,602	$10,791	$10,616	$10,467	$10,109

Weighted average shares - basic	22,783	22,492	22,448	22,385	22,336
Weighted average shares - diluted	23,241	23,002	22,952	22,803	22,704

Net income per share, basic	$0.47	$0.48	$0.47	$0.47	$0.45
Net income per share, diluted	0.46	0.47	0.46	0.46	0.45
Cash dividend declared per share	0.20	0.19	0.19	0.18	0.18

Balance Sheet Data (at period end)
Cash and due from banks	$44,902	$43,583	$39,709	$41,533	$40,618
Federal funds sold	80,223	45,898	8,264	16,360	9,616
Mortgage loans held for sale	3,055	3,884	3,213	5,959	6,405
Securities available for sale	576,291	556,144	570,074	541,681	567,307
FHLB stock and other securities	7,666	6,347	6,347	6,347	6,347
Total loans	2,309,668	2,272,778	2,305,375	2,222,706	2,175,551
Allowance for loan losses	25,115	24,481	24,007	24,369	23,141
Total assets	3,126,762	3,033,343	3,039,481	2,938,665	2,909,519
Non-interest bearing deposits	696,085	686,535	680,156	680,078	637,812
Interest bearing deposits	1,782,461	1,857,720	1,840,392	1,710,519	1,712,136
Securities sold under agreements to repurchase	65,024	65,701	67,595	67,315	57,437
Federal funds purchased and other short-term borrowings	161,463	10,975	47,374	76,387	114,154
Federal Home Loan Bank advances	50,433	50,755	51,075	51,366	43,002
Stockholders' equity	326,500	319,687	313,872	311,570	305,051
Total shares outstanding	22,662	22,661	22,617	22,563	22,510
Book value per share	14.41	14.11	13.88	13.81	13.55
Market value per share	38.90	40.65	46.95	32.96	28.23

Capital Ratios
Average stockholders' equity to average assets	10.82%	10.59%	10.54%	10.72%	10.51%
Common equity tier 1 capital	12.51%	12.51%	12.10%	12.07%	12.06%
Tier 1 risk-based capital	12.51%	12.51%	12.10%	12.07%	12.06%
Total risk-based capital	13.49%	13.49%	13.04%	13.05%	13.01%
Leverage	10.88%	10.64%	10.54%	10.63%	10.46%

Stock Yards Bancorp, Inc. Financial Information (unaudited)
Second Quarter 2017 Earnings Release

	Five Quarter Comparison
	6/30/17	3/31/17	12/31/16	9/30/16	6/30/16
Average Balance Sheet Data
Average federal funds sold	$105,786	$65,304	$70,186	$72,673	$85,914
Average mortgage loans held for sale	4,505	2,943	4,770	5,070	5,432
Average investment securities	454,834	486,209	494,868	466,462	475,275
Average loans	2,280,122	2,293,542	2,261,104	2,188,089	2,142,530
Average earning assets	2,830,211	2,838,491	2,821,373	2,722,324	2,705,358
Average assets	2,994,209	2,998,950	2,984,696	2,883,146	2,858,624
Average interest bearing deposits	1,812,290	1,846,579	1,802,150	1,738,315	1,736,478
Average total deposits	2,496,256	2,506,880	2,488,590	2,395,003	2,400,547
Average securities sold under agreement to repurchase	60,336	68,467	69,318	68,835	53,514
Average federal funds purchased and other short term borrowings	18,451	15,625	18,076	23,471	28,152
Average Federal Home Loan Bank advances	50,543	50,866	51,183	44,194	43,081
Average interest bearing liabilities	1,941,620	1,981,537	1,940,727	1,874,815	1,861,225
Average stockholders' equity	324,014	317,682	314,299	309,045	300,553

Performance Ratios
Annualized return on average assets	1.42%	1.46%	1.41%	1.44%	1.42%
Annualized return on average equity	13.12%	13.78%	13.44%	13.47%	13.53%
Net interest margin, fully tax equivalent	3.60%	3.63%	3.56%	3.65%	3.59%
Non-interest income to total revenue, fully tax equivalent	31.46%	29.84%	30.93%	31.27%	30.84%
Efficiency ratio (2)	57.52%	58.45%	58.13%	56.49%	57.79%

Loans by Type
Commercial and industrial	$749,036	$736,633	$736,841	$708,508	$721,956
Construction and development	196,619	187,039	213,844	191,987	156,371
Real estate mortgage - commercial investment	547,196	546,957	538,886	510,128	488,187
Real estate mortgage - owner occupied commercial	408,558	406,209	408,292	412,733	418,113
Real estate mortgage - 1-4 family residential	255,939	244,349	249,498	245,229	240,770
Home equity - 1st lien	52,560	51,076	55,325	54,837	52,360
Home equity - junior lien	65,344	65,806	67,519	65,605	65,999
Consumer	34,416	34,709	35,170	33,679	31,795
Total loans	$2,309,668	$2,272,778	$2,305,375	$2,222,706	$2,175,551

Asset Quality Data
Allowance for loan losses to total loans	1.09%	1.08%	1.04%	1.10%	1.06%
Allowance for loan losses to average loans	1.10%	1.07%	1.06%	1.11%	1.08%
Allowance for loan losses to non-performing loans	411.25%	402.18%	357.94%	305.84%	361.58%
Nonaccrual loans	$4,913	$5,099	$5,295	$6,889	$4,970
Troubled debt restructuring	963	988	974	999	1,020
Loans - 90 days past due & still accruing	231	-	438	80	410
Total non-performing loans	6,107	6,087	6,707	7,968	6,400
OREO and repossessed assets	3,185	3,989	5,033	5,042	5,093
Total non-performing assets	$9,292	$10,076	$11,740	$13,010	$11,493
Non-performing loans to total loans	0.26%	0.27%	0.29%	0.36%	0.29%
Non-performing assets to total assets	0.30%	0.33%	0.39%	0.44%	0.40%
Net charge-offs to average loans	0.00%	0.02%	0.04%	0.00%	0.00%
Net charge-offs (recoveries)	$(34)	$426	$862	$22	$60

Other Information
Total assets under management (in millions)	$2,643	$2,615	$2,523	$2,413	$2,342
Full-time equivalent employees	585	582	578	558	549

(1) - Interest income on a fully tax equivalent basis includes the additional amount of interest income that would have been earned if investments in certain tax-exempt interest earning assets had been made in assets subject to federal, state and local taxes yielding the same after-tax income.
(2) - Efficiency ratio represents non-interest expense divided by the sum of net interest income, fully tax equivalent, and non-interest income.
(3) - Interim ratios not annualized

CONTACT:
Stock Yards Bancorp, Inc.
Nancy B. Davis, 502-625-9176
Executive Vice President and
Chief Financial Officer